                                                                     EXHIBIT 12
                                 CONVERSE INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                           FISCAL YEAR ENDED                          THREE MONTHS ENDED
                         -------------------------------------------------------  --------------------------
                                                              DECEMBER 28, 1996              MARCH 29, 1997
                                                              ------------------            ----------------
                         JANUARY 1, DECEMBER 31, DECEMBER 30,             PRO     MARCH 30,           PRO
                            1994        1994         1995      ACTUAL   FORMA(1)    1996    ACTUAL  FORMA(1)
                         ---------- ------------ ------------ --------  --------  --------- ------- --------
Pre-tax earnings (loss)
 from continuing
 operations.............  $19,433     $28,161      $(99,891)  $(22,569) $(18,420)  $(4,475) $20,618 $21,264
Fixed charges:
 Interest expense and
  amortization of debt
  expense relating to
  indebtedness..........    7,501       7,423        14,043     17,776    13,627     3,837    2,679   2,033
Capitalized interest....      --        5,056         1,739        --      4,800       --       --    5,550
Appropriate portion (
 1/3) of rent expense...    1,459       1,503         1,663      1,690     1,690       398      485     485
                          -------     -------      --------   --------  --------   -------  ------- -------
Total fixed charges.....    8,960      13,982        17,445     19,466    20,117     4,235    3,164   8,068
                          -------     -------      --------   --------  --------   -------  ------- -------
Earnings (loss) before
 income taxes and fixed
 charges (excluding
 capitalized interest)..  $28,393     $37,087      $(84,185)  $ (3,103) $ (3,103)  $  (240) $23,782 $23,782
                          =======     =======      ========   ========  ========   =======  ======= =======
Ratio of earnings to
 fixed charges..........     3.17        2.65         -- (2)     -- (2)    -- (2)    -- (2)    7.52    2.95
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(1) Pro forma information reflects consummation of the Offering, application of the net proceeds thereof and execution and delivery of the New Credit
    Facility as of the first day of the period presented for Statement of
    Operations Data and Other Operations Data. See "Selected Consolidated
    Historical and Pro Forma Financial Information" and "Use of Proceeds."
(2) As a result of the loss incurred in these periods, the Company was unable to fully cover the indicated fixed charges.